Exhibit 10.iii

REVISED LICENSING AGREEMENT

AGREEMENT MADE IN THE CITY OF MONTREAL, PROVINCE OF QUEBEC ON THE 26 DAY OF JUNE 2009.

THIS AGREEMENT IS TO REPLACE THE AGREEMENTS MADE ON THE CITY OF MONTREAL, PROVINCE OF QUEBEC ON THE 17 DAY OF DECEMBER 2007 AND 16 DAY OF JUNE 2008.

BY AND BETWEEN:	3090-8925 QUÉBEC INC. controlling shareholder of Les Sources Saint-Élie Inc. and LES SOURCES SAINT-ÉLIE INC., both duly incorporated under the laws of the Province of Quebec, and having their business address at 4315, Rue Frontenac, suite 300, Montréal Québec, H2H 2M4, Canada, herein duly acting and represented by Mrs. Francine Lavoie, duly authorized as she so declares;

(jointly hereinafter referred to as "ST-ELIE" or "Licensor")

AND:	BOREAL Water Collection Inc., a legal entity duly incorporated under the laws of State of Nevada USA, with its registered office address at 4496 State Rd 42 N, Kiamesha Lake, NY, USA, 12751, herein acting and represented by Mrs. Francine Lavoie, duly authorized as she so declares;

(hereinafter referred to as "BOREAL " or "Licensee")

RECITALS

WHEREAS ST-ELIE directly or through affiliated entities, owns, sources, bottles, markets, sells and distributes 100% natural spring water through customized private label packaging;

WHEREAS ST-ELIE directly or through affiliated entities, owns all intellectual property rights, through licenses or otherwise, to the shapes, concepts, trademarks, existing patents, if any, and any other applicable intellectual property of certain customized bottles, labels and caps;

WHEREAS ST-ELIE has access to a source of natural spring water taken from underground water reservoirs and has developed methods and know-how in order to sell premium quality water;

WHEREAS ST-ELIE wishes to grant an exclusive licence granting to BOREAL the right to use, sell and distribute under private label, ST-ELIE's natural spring water in ST-ELIE customized packaging in the Territories, as defined herein, such license being governed by the terms and conditions stated in the present Agreement.

NOW THEREFORE IN CONSIDERATION OF THE COVENANTS, AGREEMENTS, WARRANTIES AND PAYMENTS HEREIN SET OUT AND PROVIDED FOR, THE PARTIES HERETO RESPECTIVELY COVENANT AND AGREE AS FOLLOWS:

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1.	INTERPRETATION

A)	Terminology

Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

“Agreement” means the present agreement including its introduction and schedules and all future amendments to the agreement;

“Branding license” means all rights relative to the Intellectual Property and to St-Elie Packaging and their use in the Territories;

“Distribution license” means all rights relative to the distribution, sale and marketing of the Product in the Territories;

“Enhancement” means changes or additions, including all new releases and all updates developed by Licensor that add significant improvements, open new markets or substantially improve the sales performance of the Product;

“Equity Consideration” means the common shares of the share capital of the Licensee to be issued by the Licensee to the Licensor as detailed in Section 4(B) herein in consideration for the Branding license and for the Distribution License;

“Intellectual property” means acronyms, designs, brands, trademarks, commercial denominations, patents, copyrights, symbols, pictograms, slogans, signs, posters, plates, forms, stationery and other identification items, any information or intangible property normally considered proprietary, confidential or secret, «know-how» specific to the nature of the Licensor’s business, strategy, marketing techniques, business data, research results and data, inventions, designs, process, client data, clients and suppliers lists, licences, user rights, evaluation and performance results, information relative to any contract and/or intellectual property, whether registered or not and whether registerable or not, methods and techniques which are created, developed or used by or for the Licensor as owner, holder, author, registered user, authorized user or in any other qualification used in relation with the sale, distribution or marketing of the Product, as well as all such items which may be acquired in the future by the Licensor and/or the Licensee, including without limitation all designs, copyrights, patents and any other intellectual property rights in St-Elie Packaging, including without limitation all designs for bottles, labels and caps;

“License Fees” means the amount received by Licensor from the license for granting the license;

“Net Receipts” shall mean the actual amounts collected by the Licensee (or any affiliated or subsidiary companies) from sales of the Product in the Territories less applicable taxes;

“Private Placement” shall mean the distribution of securities of the Licensee to accredited investors as defined under the United States Securities Act of 1933 as amended for a cumulative total gross proceeds of US$2,000,000 as described in the term sheet reproduced in Schedule C;

“Product” means the natural spring water taken or sourced by Licensor or any of its affiliates from underground water reservoirs owned by Licensor or any of its affiliates and shall include any derivative made through any process of purification or otherwise;

“St-Elie Packaging” means the customized bottles, labels, caps and packaging used by Licensor for the Product including without limitation any bottle and/or packaging having similar characteristics, dimensions, forms and designs of the bottles and packaging described in Schedule B and sometimes designated by the trade-names "Zen", "Eiffel", "Regular", "Classic" and "Square";

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“Term” has the meaning given to it under Section 12 herein;

“Territory” or “Territories” shall mean those countries together with all relevant colonies, dependencies and protected territories, if any, as set out in Schedule A attached;

“Trade Marks” means the marks described in Schedule B; and

“Unit” represents each single bottle and/or packaging of the Product listed in Schedule B;

Jurisdiction

i)	This Agreement, its interpretation, performance, application, validity and effects shall be subject to the applicable laws, in effect, in the Province of Quebec, which partly or totally govern the scope of provisions herein contained;

ii)	Any provision contained in the present Agreement which is not in conformity with the applicable laws shall be deemed null and void, insofar as such measure is prohibited by one of said laws. And so it shall be for any subordinate stipulation or bound to such disposition insofar as such measure or applicability depends on said disposition;

iii)	In any case where a provision shall violate an applicable law, it shall be interpreted, as the case may be, as a means of conforming to said applicable law, or failing to do so, in the most susceptible method in order to respect the intention or both parties without waiving the prescriptions of any applicable law that parties wish to respect;

iv)	Where the present Agreement shall contain an interdiction, all other provisions of said Agreement shall remain valid and binding upon the parties, unless the provision(s) contrary to an applicable law is (are) deemed contrary to the adequate performance of the Agreement or to the stability of the respective provisions of the parties and where no compatible interpretation with any applicable law(s) may correct the deficiency, in which case the present Agreement shall be found null ab initio and the parties returned to their original and respective position since the duration of the Agreement, in order to come to an equivalent adjournment, as the case may be;

v)	The present Agreement shall constitute the total and integral understanding reached between the parties and excludes any other document, contract or previous verbal promise or concomitance that may have taken place in the framework of the transactions that proceeded the final performance of the Agreement; that the parties declare inadmissible any elements susceptible of modifying or hindering, in any way, any of the provisions of the present Agreement;

2.	General

A)	Time shall be the essence in this Agreement. In the calculation of any time limit provided for in the present Agreement, the following rules have effect:

(i)	The first day is not taken into account but the last day is;

(ii)	Non legal days are accounted for; but if the last day of the time limit is a non legal day, then the time limit ends on the next legal day;

(iii)	When used in present Agreement, the term “month” refers to calendar months;

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If the Agreement refers to a precise date which is a non legal day, then the Agreement should be read with that precise date referring to the next legal date;

B)	Concurrence: All rights stipulated in the present Agreement are concurrent and not alternate. Any waiver of an agreed right by one or the other party, in favor of the other, shall not be interpreted as a waiver of any other right herein accepted, unless the wording of a provision indicates by exception the necessity of such choice;

C)	Currency: All amounts referred to in the present Agreement shall be expressed and considered to be in United States dollars (USD);

D)	Gender and Number: Where the understanding of the wording is required, the masculine expression shall also include feminine and vice versa; the same shall apply for a word expressing a number where singular shall also include plural and vice versa. Any sentence containing a versatility in the wording, shall be interpreted where the sense demands, in a way to accommodate the appropriate version of such word, with all the grammatical changes required in order to confer a logical meaning to the sentence concerned;

E)	Headings and titles: The titles used in the present Agreement have no real interpretative value – they serve as classification and identification elements of the constitutive provisions of the Agreement between the parties recorded in the instrument and, for this reason, they cannot influence the interpretation of a provision.

3.	GRANT OF LICENSE

1.	Distribution License: Conditional upon full respect by the Licensee of its obligations under the present Agreement, Licensor grants to the Licensee an exclusive right to sell, distribute, advertise, promote and market the Product in the Territories. This revised license replaces the one signed on Dec 17, 2007 and the one signed on June 16, 2008.

2.	Branding license: Conditional upon full respect by the Licensee of its obligations under the present Agreement, Licensor grants to the Licensee an exclusive right to the use of the Intellectual Property and of the St-Elie Packaging in the Territories, for the sole purpose to sell, distribute, advertise, promote and market the Product in the Territories.

3.	Packaging: The parties hereto each acknowledge and agree that the Licensee will be responsible in manufacturing and producing at its own cost packaging conforming to the characteristics of St-Elie Packaging and in the bottling of the Product in the said packaging to be sold and distributed in the Territories though its own production facilities and at its own cost.

4.	Sourcing and distribution of Product: The parties hereto each acknowledge and agree that the Licensor will source and distribute the Product to the Licensee in order to allow him to distribute the Product in the packaging manufactured according to subsection 3(3) of this Agreement.

5.	Subject to and conditional upon full respect by the Licensee of its obligations under the present Agreement the Licensor may, at its own discretion, grant additional licenses to the Licensee relative to other derivatives of the Product or of St-Elie Packaging.

6.	The parties hereto each acknowledge and agree that the Licensee is the sole and exclusive Licensee of all rights granted by the Licensor under this Agreement for the Territories.

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4.	LICENSE FEE, COMMISSION AND EQUITY CONSIDERATION

A)	License Fee

The Licensee, by its signature to this agreement, agrees to pay the Licensor a License Fee of ONE MILLION DOLLARS (US $1,000,000) and undertakes to pay to Licensor the said License Fee at the earliest of any of the following events: i) upon completion of the Private Placement by the Licensee, or any succession thereof; or ii) within TWO (2) year of the date of this agreement (June 26, 2009)

B)	Equity Consideration

The Licensee, by its signature to this agreement, agrees to issue to the Licensor twenty-two million (22,000,000) common shares of its share capital, to be issued to the Licensor on the date of this present Agreement;

C)	Sales of sublicenses

The Licensee, by its signature to this agreement, agrees to pay the Licensor five per cent (5%) of License Fees paid by Sub Licensees to the Licensee for the acquisition of sublicenses.

5.	REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor covenants, represents and warrants as follows and acknowledges that the Licensee is relying upon such covenants, representations and warranties to enter into the present Agreement:

A)	Licensor has been duly incorporated and organized and is validly subsisting and in good standing according to the Laws of Canada;

B)	Licensor has the legal capacity to enter into the Agreement contemplated hereby and to fulfill all and any of its obligations under the present Agreement. The granting of the License is not subject to any restriction.

C)	Licensor possess an owns the right, title and interest in and to all Intellectual Property rights in the Property and in St-Elie Packaging and it has the full legal right and power to enter into the obligations and grant the rights and licenses set forth under the present Agreement.

D)	Licensor warrants that, subject to the terms herein, this Agreement is the valid and binding obligation of Licensor enforceable against it in accordance with its terms, that no other person or entity has any rights to the Product or to St-Elie Packaging, their distribution or branding and that the execution, delivery and performance of this Agreement does not violate the rights of any person or entity.

6.	REPRESENTATIONS AND WARRANTIES OF LICENSEE

The Licensee covenants, represents and warrants as follows and acknowledges that Licensor is relying upon such covenants, representations and warranties to enter into the present Agreement:

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A)	The Licensee has been duly incorporated and organized and is validly subsisting and in good standing according to the Laws of the State of Nevada;

B)	The Licensee has the legal capacity to enter into the Agreement contemplated hereby and to fulfill all and any of its obligations under the present Agreement. The exercise of its Licensee rights not being subject to any restriction;

7.	COVENANTS OF THE LICENSOR

Licensor covenants and agrees with the Licensee that:

A)	Exclusivity: As long as the present Agreement is in effect, Licensor shall not grant to anybody else any Licensee with respect to the Product and/or to St-Elie Packaging for the Territories and shall not itself, whether directly or indirectly, sell or distribute the Product and/or St-Elie Packaging in the Territories otherwise than in accordance with the present Agreement;

B)	Peaceful enjoyment: Licensor will deploy its best efforts so the Licensee can enjoy peacefully the rights granted to it by the present Agreement;

C)	Option of first refusal: As long as the present Agreement is in effect, Licensor shall be granted a right of first refusal. In the event that the licensor enters into an agreement for the sale of all or a portion of their real property, Licensee is hereby granted an option of first refusal to purchase the said real property, or any portion thereof, upon the same terms and conditions as the Licensor contracts to sell the same. Upon execution of a valid and binding contract between the Licensor and a third party, which contract shall be made specifically subject to the terms of this option, the Licensor shall give notice to the Licensee of the proposed sale by delivering a copy of the contract of sale personally or by certified mail, return receipt requested. The Licensee shall have thirty (30) days from the date of delivery or mailing within which to exercise its option. The Licensee shall exercise its option of first refusal by delivering to the Licensor a check in the amount of the contract deposit, in which event Licensee and the Licensor shall be bound by the contract of sale;

D)	Application for Patent or registration: The decision to file for any patent, trademark or registration in respect of the Product and/or St-Elie Packaging will be at the sole discretion of Licensor.

8.	COVENANTS OF THE LICENSEE

The Licensee covenants and agrees with the Licensor that:

A)	Best Efforts: The Licensee undertakes to engage actively and to the greatest extent possible to market the Product in the Territories, in conformity with the terms of the present Agreement;

B)	Marketing Plan: Within one hundred and twenty (120) days of the signing of the present Agreement, the Licensee undertakes to present to the Licensor a marketing plan the content of which will allow the Licensor to estimate the foreseen progress of the marketing of the Product for the Territories;

C)	Perpetuate Activities: If the Licensee does not exercise its right of sublicensing and is not engaged in continuous activities in accordance with the marketing plan for a period of three (3) months, the Licensor will be entitled to repossess the License at any time, upon issuance of a ninety (90) notice to that effect.

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D)	Product: The Product and all natural spring water used in St-Elie Packaging, and all packages, bottles, labels, including without limitation the St-Elie Packaging as described and used in connection with the Product developed by the Licensor and/or the Licensee are the exclusive property of the Licensor and must be purchased exclusively from the Licensor or a Licensor’s designated supplier, for the duration of this Agreement;

E)	Departure and Modifications: The Licensee undertakes not to depart or modify from any of the specifications of the Product and/or St-Elie Packaging or enhancement to the Product and/or St-Elie Packaging developed by the Licensor or from any eventual patents in respect of the Product and/or St-Elie Packaging without the prior written consent of the Licensor to that effect. The Licensee undertakes not to make any derivatives of the Product and to inform the Licensor of any modifications to any component of the Product. The Licensee will be responsible to ensure that the St-Elie Packaging conforms with all applicable laws, rules, regulations, policies and by-laws;

F)	Book-keeping and Records: The Licensee undertakes to maintain complete and detailed records, books of account and ledgers, to keep a full, precise and detailed accounting and to keep in these accounting books all pertinent information relating to plans where the products will be sold and serviced by the Licensee;

G)	Right to audit: The Licensee grants to the representatives designated by the Licensor the right to inspect and audit these books, ledgers and other documents, at any time during normal business hours, for the full length of the present Agreement and for one (1) more year thereafter;

H)	Financial Reports: The Licensee undertakes to supply the Licensor, starting with the first payment of fees due according to this Agreement, a financial report, including all pertinent information to determine the amount of License fees or Commission due to the Licensor. These reports must be signed by the directors of the Licensee and audited by the auditors of the Licensee and certified by them to the Licensor as accurate;

I)	Signings: The Licensee undertakes to sign any and all documents necessary or useful to acknowledge and/or protect the rights of the Licensor under the Agreement;

J)	Non-competition: Licensee shall not directly or indirectly market, distribute, promote, sell or advertise the Product or use St-Elie Packaging in any country other than the Territories and shall not directly or indirectly market, distribute, promote, sell or advertise products similar to the Product, such as bottled water, or any derivatives of the Product or of such similar product;

K)	Confidentiality: The Licensee hereby acknowledges that all information or knowledge relating to the Product or to St-Elie Packaging is confidential and a trade secret of the Licensor. The Licensee hereby acknowledges that the non-authorized disclosure of such information and/or knowledge can cause serious harm to the Licensor. Therefore, the Licensee covenants and agrees with the Licensor, the following:

a)	The Licensee will use its best efforts to protect the trade secrets relating to the Product or to St-Elie Packaging against any non-authorized third party;

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b)	The Licensee will use its best efforts to make sure all and any of its employees act in accordance with its obligation under the sub-paragraph herein above;

c)	The Licensee undertakes to obtain the previous written consent of the Licensor before divulging any trade secret relating to the Product or to St-Elie Packaging to any third party and only if such disclosure is necessary for the fulfillment of the Licensee’s obligations under the present Agreement and if the said third party has previously agreed to the same confidentiality covenants and agrees to keep confidential the description of the components of the Product, any process of purification or otherwise made to the Product, as much as any other information permitting or facilitating the marking of elements of the Product or of St-Elie Packaging or the use for such elements;

d)	The obligation of the Licensee and the Licensor (and each of sub-licensee) to protect the proprietary information of the other party hereto shall survive any termination of this Agreement (or sub-license) or a five (5) years period from the date of termination, however caused.

L)	Use and protection of Brands and Trademarks:

a)	The Product shall prominently display the applicable Trade Marks as approved by the Licensor. No marks related to natural spring water other than the approved Trade Mark or product brand name shall be affixed by the Licensee to the Product. It is understood that this subsection does not prevent the Licensee from affixing the marks of the customers buying private labelled bottles of the Product from the Licensee ;

b)	Licensee shall not during the term of this Agreement (1) register in the Territories any of the Trade Marks in its own or any third party's name as proprietor, (2) claim any right, title or interest in and to the Trade Marks in the Territories save as is granted by this Agreement, (3) assign or grant any sub-license to the benefit of this Agreement to any non-affiliated person or entity without the prior written approval of Licensor which shall not be unreasonably withheld, (4) use the Trade Marks in any manner inconsistent with this Agreement or on or in connection with any products or services other than the Product;

c)	The Licensee shall promptly call to the attention of Licensor the use of any part of the Trade Marks by any third party or any activity of any third party which might in the opinion of Licensee amount to infringement or passing off;

d)	Where requested by Licensor, Licensee shall use its best endeavours to assist Licensor to effect any trade mark or other Intellectual Property restoration in the Territories that is relevant to this Agreement. Subject to the foregoing, it shall be the obligation of the Licensor throughout the Term, at its sole cost and expense, to maintain current the registrations applicable to the Trade Marks and to take all steps necessary to protect the Intellectual Property rights in the Product and in St-Elie Packaging and shall, where appropriate, take action against persons or entities who infringe on such Intellectual Property rights anywhere in the Territories, in a manner inconsistent with the rights granted by the Licensor to the Licensee pursuant to this Agreement. It shall be the obligation of the Licensee, however, to obtain appropriate health clearance and other licenses and permits to sell the Product in the Territories. The Licensor makes no warranties or representations to the Licensee that any of the Product may be sold in any of Territories.

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M)	Licensee’s obligations as to quality: The Licensee, for any product of the Licensee using any part of the Intellectual Property, and if and when reasonably requested to do so by Licensor, shall promptly deliver to Licensor, or any entity designated by Licensor, free of charge samples of the Product including the bottles, wrappings, packaging and all advertising and promotional materials in connection therewith, and shall not commence advertising, promotion or distribution of the Product if the Licensor disapproves any aspect of these items, or the Product.

N)	Licensor’s right to inspection: During the Term of this Agreement, the Licensor shall have access to Licensee's personnel and the right to inspect, during normal business hours (i) all facilities of Licensee at which the Product is bottled, (ii) all the Licensee's facilities and equipment relating to manufacture, storage and delivery of St-Elie Packaging and of the Product and all components thereof, and (iii) the Product and St-Elie Packaging themselves (prior to shipment) for the purpose of ensuring conformance and to assess quality standard or for any other reasonable business purpose. Any such inspections shall not be deemed to constitute an acceptance of any defective Product or St-Elie Packaging, and shall not relieve Licensee of its obligations hereunder, all of which shall survive such inspections;

O)	Licensee not to use Licensor’s name: Licensee shall not, except with the prior written consent of Licensor, make use of the name of Licensor in any connection in the Territories otherwise than is expressly permitted by this Agreement.

P)	Licensee’s obligations as to marketing:

a)	It is agreed by Licensee that the Product will be sold to recognized wholesale firms for resale or to retail firms for resale to the public or direct to the public and Licensee shall provide Licensor with a list of all such wholesale and retail firms upon reasonable request and shall cease to do business with any of them with respect to the Product if, for valid business reasons, Licensor requests Licensee in writing to cease such business relationships.

b)	Licensee shall ensure so far as it is reasonably practicable that the Product is not supplied to other manufacturers or to hawkers, peddlers, street vendors and the like or to any person intending to distribute the Product gratuitously or for, or in connection with, any immoral or illegal purposes.

c)	Licensee shall at all times use its best endeavours to promote and sell the Product in the Territories and to maximize the market penetration by the Product in each of the Territories.

d)	All marketing plans and advertising campaigns for the Product to be undertaken by Licensee shall be submitted to Licensor by Licensee, the Licensor acting reasonably in this connection and thereafter the same shall be subject to the prior reasonable written approval of the Licensor.

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9.	SPECIAL PROVISIONS

A)	Protection of the Intellectual Property: In addition to the covenants here above, the Licensee undertakes to promptly notify the Licensor, upon being informed of it, of any infringement or violation of all and any present or future rights relating to the Product, or to St-Elie Packaging, or the Licensor’s Intellectual Property. The Licensor and the Licensee covenant and agree, in such and eventuality, to consult each other in order to determine a proper way of action. If both parties then agree to initiate judicial proceeding, then the Licensee will be responsible, at his own expenses, to take and carry such judicial proceeding. If one of the two parties is of a mind to not initiate judicial proceedings at its own expense, the Licensor then always has recourse against the Licensee for reimbursement of costs and/or damages incurred or sustained directly or indirectly. The mechanism provided for under the present section will be applicable up to the Court of last resort. In the case of any action or other legal proceedings against the Licensee based upon the fact that St-Elie Packaging is an infringement of a patent or design owned by a third party, the Licensee undertakes to notice promptly the Licensor of such action or legal proceedings and to promptly transmit to the Licensor all related documents given or served to the Licensee. The Licensee covenants and agrees to closely and fully collaborate with the Licensor in challenging such court action or legal proceeding, including without limiting the generality of the previous undertaking, to make available promptly to the Licensor all and any files, information, samples and other pertinent elements. Subject to the following requirements, the Licensor undertakes to take sides with the Licensee in all and any such court action or legal proceedings. The Licensee covenants and agrees that no out of court settlement will be entered into without the prior written consent of the Licensor. All and any compensation paid in relation to these court or other legal proceedings must be deposited into a trust account managed jointly by a legal representative to each the Licensor and the Licensee and will be apportioned between the Licensor and the Licensee after reimbursement of the related legal fees and costs which have to be paid by the Licensee.

B)	Force Majeure: Neither party hereto shall be liable for, failure to perform its obligations hereunder for reasons beyond its reasonable control including, without limitation, acts of God or the common enemy, the elements, earthquake, floods, fires, riots, strikes, lockouts and work stoppages.

C)	Party relations: Nothing in the present Agreement should be interpreted as creating between the Licensor and the Licensee a principal-agent relationship, a partnership, an employer-employee relationship or making the Licensee or the Licensor a legal representative of the other party. Furthermore, the Licensee has no legal power to enter into legal agreement on the behalf of the Licensor. The parties acknowledge that although share ownership makes a party an affiliate of the other, the corporations act as independent contractors and each business is run separately as it sees fit in respect of the terms of the present Agreement.

D)	Non assignment: The Licensee may not assign this Agreement on any of its rights and obligations hereunder without the prior written consent of the Licensor all and any of such assignment in breach the present Section is null and void and non opposable to the other party.

E)	No warranty: The Licensee acknowledges that the Licensor and/or its employees and/or its legal representatives are making no representation nor giving no warranty, even the usual implicit commercial warranty of good value and/or suitability to the Licensee in respect to the Product. The Licensor does not warrant, nor represent that neither the Product, nor the right of any other person within the Territories, nor does the Licensor warrant that “prior art” to St-Elie Packaging existed no where in the Territories.

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F)	Limit of liability: The parties hereby covenant and agree that the Licensor cannot be held responsible for any damage sustained by the Licensee or any third party in relation with the use, sale or distribution of the Product or with the use of St-Elie Packaging. The Licensor expressly makes no representation or warranty whatsoever as to the safety or suitability for the intended use of the Product and of St-Elie Packaging. The Licensee agrees that the Licensor shall not be liable to the Licensee, any sub-licensee or user of the Product and of St-Elie Packaging made used, or sold by the Licensee, for any lost, costs or damage of any kind suffered by the Licensee, or any sub-licensee or user of the Product or of St-Elie Packaging, which may arise out of the use or sale of the Product. Furthermore the Licensee undertakes to promptly indemnify the Licensor for any claims against the Licensor in relation to the license granted by the present Agreement or may arise out of the use or sale of the Product or of St-Elie Packaging.

G)	Indemnification: Licensee shall defend, hold harmless and indemnify Licensor and its officers, directors, employees, representatives and agents, from and against all claims, demands, actions, suits, proceedings, liabilities, losses, damages, costs and expenses (including reasonable attorneys, fees) arising out of any litigation, arbitration or dispute of any kind against Licensee or Licensor relating to, arising from or connected with Licensee's development, manufacture, use, importation or sale of the Product or of St-Elie Packaging.

10.	GENERAL PROVISIONS

A)	Schedules: All the schedules to the present Agreement initialed by the parties for identification are one integral part of the present Agreement.

B)	No Waiver: No waiver by Licensor of any of Licensee's obligations under this Agreement shall be deemed effective unless made by Licensor in writing nor shall any waiver by Licensor in respect of any breach be deemed to constitute a waiver of or consent to any subsequent breach by Licensee of its obligations under this Agreement.

C)	Severance: In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, the remaining provisions shall continue to apply unless Licensor, at Licensor's discretion, decides that the effect is to defeat the original intentions of the parties in which case it shall be entitled to terminate this Agreement by 30 days' notice.

D)	Notice: Any notice required under the present Agreement shall be in writing and shall be delivered by a communication mode permitting to the sending party to prove its delivery to the addressees at the address hereby mentioned at the beginning of this Agreement. Any party hereto may change its address for service by written notice given as aforesaid.

E)	Governing Law: This Agreement is made subject to the laws of the Province of Quebec and all questions including formation, interpretation and enforcement shall be referred to Arbitration which shall take place in Montreal, according to the arbitration rules of the International Chamber of Commerce. Each of the parties shall be entitled to select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitration tribunal shall be by majority decision and shall be final, binding and conclusive between the parties. Any arbitration award issued by such arbitration tribunal shall include an award of reasonable attorneys fees to the prevailing party in that arbitration.

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F)	Withholding Taxes: Licensor and Licensee agree that the Licensee will not be liable for any withholding tax, including any interest, penalties or other associated costs (hereinafter referred to as "Withholding Costs"), relating to any withholding tax obligation imposed by the government or taxing authority of any country, state, province, municipality or any other government jurisdiction arising as a result of this Agreement. Licensor further agrees to indemnify, reimburse and otherwise hold harmless, the Licensee for any such costs imposed on the Licensee. Licensee agrees to use its best efforts to lawfully structure its sales of Products and payments hereunder in such a manner as to avoid the necessity of paying a withholding tax to any authority, and agrees to consult with Licensor in connection with such structures.

G)	Amendment: No amendment of this Agreement shall be binding unless expressly provided in an instrument duly executes by parties hereto.

H)	Non-Renunciation: The silence of the part of one party or its negligence or tardiness in exercising a right or recourse which has been granted or made available to it by virtue on the present Agreement shall never be interpreted or held against such party as a renunciation to any right or recourse.

11.	TERMINATION AND EXPIRY

The Licensor shall have the right to terminate this Agreement:

a)	If the Licensee fails to pay in due time an amount due under the present Agreement and fails to remedy such default within thirty (30) days of the sending of a written notice by the Licensor to the Licensee;

b)	For breach or default of any of its provisions by the Licensee if the Licensee fails to remedy such breach or default within thirty (30) days after the Licensor has given the Licensee a written notice specifying the nature of such breach or default; and

c)	If proceedings for the voluntary winding up or liquidation of the Licensee are commenced or if bankruptcy, insolvency or other similar proceedings for such purposes brought by another are commenced against the Licensee (unless such proceedings are part of a scheme for reconstruction in such manner that the company resulting, if a different legal entity, shall effectively agree to be bound by or assume the obligations of this Agreement) or if a trustee, manager or receiver be appointed to the whole or part of the Licensee;

d)	Notwithstanding the termination and expiry of the present Agreement, the Licensee shall continue to be bound by the declarations concerning confidentiality included in the present Agreement;

e)	Notwithstanding the above, in the event of any breaches by Licensee, Licensor shall be entitled to terminate this Agreement upon written notice and, immediately thereupon, this Agreement shall cease to have effect, but without prejudice to the rights and remedies of Licensor in respect of the breach or antecedent breach by Licensee of any of its obligations under this Agreement;

f)	Immediately upon termination of this Agreement, the Licensee shall discontinue all use, sale or distribution of the Product and of St-Elie Packaging;

g)	If Licensee shall have any remaining stocks (inventory) of the Product or of St-Elie Packaging at the time of termination they may be disposed of by Licensee in compliance with the terms of this Agreement, but not otherwise;

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12.	TERM

This Agreement will be effective as of the date of execution by the parties and shall continue in full force and effect for a period of five (5) years thereafter, renewable at the end of this period and at the end of each subsequent renewal period for another year on the same terms and conditions as contained in this Agreement (the "Term"). This agreement will be automatically renewed unless any party gives the other party thirty (30) days written notice.

13.	LANGUAGE

The parties have required that this Agreement and all contracts, documents or notices relating thereto be in the English language; Les parties ont exigé que cette convention et tout contrat, document ou avis afférents soient en langue anglaise.

IN WITHNESS WHEREOF, the parties have executed this Agreement in Montreal, on the 26 June 2009.

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SCHEDULE A

Territories

The parties acknowledge that, until such time as the license agreements hereinafter referred to can be legally terminated, the following countries are part of this Territory:

1.	The United States of America (and its possessions)

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SCHEDULE B

St-Elie Packaging

15

saint-élie

8 3/8 inches
2 1/2 inches

410ml / 13.9 fl oz Eiffel

Bottle Type:	Eiffel	
Volume:	410ml / 13.9 fl oz	
Cap Dimension:	28mm	
Bottle Dimensions:	8 3/8 x 2 1/2	
Bottle Weight:	Blue-19g, Clear/Turquoise-20g, Purple-22g	
Bottle Color:	Clear - Blue - Turquoise - Purple	
Standard Label Dimensions:	1 x 6 1/2	
Circumference Label Zone:	7.750"	
Bottled by:	Sources Saint-Élie inc.	
Sparkling:	Yes	
Unit Packaging:	15 1/4"L x 10 1/4"W x 8 1/4"H	x 24 bottles per tray
Pallet 40" x 48" packing:	1600 lbs, 58"H, 72cs - (12TI x 6H)

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EAU DE SOURCE NATURELLE
NATURAL SPRING WATER

saint-élie

1L / 33.8 fl oz Eiffel

12 5/8 inches
3 1/4 inches

Bottle Type:	Eiffel	
Volume:	1L / 33.8 fl oz	
Cap Dimension:	28mm	
Bottle Dimensions:	12 [illegible] x 3 [illegible]	
Bottle Weight:	34 grams	
Bottle Color:	Clear - Blue	
Standard Label Dimensions:	2 [illegible] x 10 [illegible]	
Circumference Label Zone:	10.228"	
Bottled by:	Sources Saint-Élie Inc.	
Sparkling:	Yes (ONLY Saint-Élie)	
Unit Packaging:	13"L x 9 [illegible]W x 12 [illegible]	x 12 bottles per box
Pallet 40" x 48" packing:	2041 lbs, 7H, 72cs - (12TI x 6H)

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EAU DE SOURCE NATURELLE
NATURAL SPRING WATER
saint-élie

8 1/4 inches
2 1/8 inches

Bottle Type:	Classic
Volume:	500ml / 16.9 fl oz
Cap Dimension:	28mm
Bottle Dimensions:	9 x 2 1/8
Bottle Weight:	Clear - 27 grams, Green - 20 grams
Bottle Color:	Clear - Perrier Green
Standard Label Dimensions:	2 1/8 x 8 1/4
Circumference Label Zone:	8.137"
Bottled by:	Sources Saint-Élie Inc.
Sparkling:	Yes
Unit Packaging:	[illegible] x 24 bottles per tray
Pallet 40" x 48" packing:	2040 lbs, 62TI, 72cs - (12TI x 6H)

500ml / 16.9 fl oz Classic

500ml / 16.9 fl oz Classic

18

EAU DE SOURCE NATURELLE
NATURAL SPRING WATER

saint-élie

10.125 inches
3 1/2 inches

1L / 33.8 fl oz Texas
- petaloid bottom

1L / 33.8 fl oz Texas
- flat bottom

Bottle Type:	Texas / Texas - flat bottom	
Volume:	1L / 33.8 fl oz	
Cap Dimension:	28mm	
Bottle Dimensions:	10.125 x 3 1/2	
Bottle Weight:	36 grams	
Bottle Color:	Light Blue / Porter Green Clear (flat bottom ONLY)	
Standard Label Dimensions:	3 x 11 3/8	
Circumference Label Zone:	10.8125"	
Bottled by:	Sources Saint-Élie Inc.	
Sparkling:	Yes / Petaloid bottom ONLY	
Unit Packaging:	[illegible]	x 12 bottles per tray
Pallet 40" x 48" packing:	1970 lbs, 62"H, 72cs - (12TI x 6HI)

19

EAU DE SOURCE NATURELLE
NATURAL SPRING WATER
saint-élie

500ml / 16.9 fl oz Square

Bottle Type:	Square	
Volume:	500ml / 16.9 fl oz	
Cap Dimension:	28mm	
Bottle Dimensions:	7 x 2 [illegible]	
Bottle Weight:	28 grams	
Bottle Color:	Clear	
Standard Label Dimensions:	3 [illegible] x 1 [illegible] (front/back labels)	
Circumference Label Zone:	6.875"	
Bottled by:	Sources Saint-Élie Inc.	
Sparkling:	No	
Unit Packaging:	[illegible]	x 24 bottles per tray
Pallet 40" x 48" packing:	2040 lbs, 4'3"H, 72cs - (12TI x 6HI)

20

EAU DE SOURCE NATURELLE
NATURAL SPRING WATER

saint-élie

500ml / 16.9 fl oz Zen

Bottle Type:	Zen	
Volume:	500ml / 16.9 fl oz	
Cap Dimension:	28mm	
Bottle Dimensions:	8 [illegible] x 2 [illegible]	
Bottle Weight:	20 grams	
Bottle Color:	Clear	
Standard Label Dimensions:	5 [illegible] x 4 [illegible]	
Circumference Label Zone:	7.4375"	
Bottled by:	Source Saint-Élie	
Sparkling:	No	
Unit Packaging:	15 [illegible]"L x 10 [illegible]"W x 9"H	x 24 bottles per tray
Pallet 40" x 40" packing:	[illegible], 72cs - ([illegible])

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